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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Stanford Microdevices, Inc., of our report dated February 16, 2000, except for the fourth paragraph of Note 11 as to which the date is May 17, 2000, with respect to the consolidated financial statements of Stanford Microdevices, Inc. included in the Prospectus dated May 24, 2000, as filed by Stanford Microdevices, Inc., with the Securities and Exchange Commission, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended.


                                              /s/ Ernst & Young LLP

San Jose, California
September 15, 2000